EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972 (the “Act”), the undersigned corporation executes the following Certificate:

1.                                      The present name of the corporation is:

Aastrom Biosciences, Inc.

2.                                      The identification number assigned by the Bureau  is:

529-456

3.                                      All former names of the corporation are:

Ann Arbor Stromal, Inc.

4.                                      The date of filing of the original Articles of Incorporation was:

March 25, 1989

5.                                      The number of shares of common stock authorized pursuant to Article III of the Restated Articles of Incorporation shall be increased to 75,000,000 by virtue of this Certificate of Amendment.

6.                                      The foregoing amendment to the Restated Articles of Incorporation proposed by the board was duly adopted on the 7th day of May, 2014, at an annual meeting of the corporation’s shareholders in accordance with Section 611(3) of the Act, where the necessary votes were cast in favor of the amendment.

Signed this 7th day of May, 2014.

By:	/s/ Dominick C. Colangelo
Name:	Dominick C. Colangelo
Its:	Chief Executive Officer and President